Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information and related notes present the historical condensed combined financial information of Barracuda Networks, Inc. and its subsidiaries (hereinafter referred to as "we," "our," "us," "Barracuda" or the "Company" and similar terms unless the context indicates otherwise) and Sookasa, Inc. ("Sookasa") after giving effect to Barracuda’s acquisition of Sookasa that was completed on March 17, 2016 (the "Acquisition Date"). The unaudited pro forma condensed combined financial information gives effect to our acquisition of Sookasa based on the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined balance sheet as of February 29, 2016 is presented as if the acquisition of Sookasa had occurred on February 29, 2016. The unaudited pro forma condensed combined statement of operations for the fiscal year ended February 29, 2016 is presented as if the acquisition had occurred on March 1, 2015. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.
As Barracuda has a fiscal year ending on the last day of February and Sookasa has a fiscal year ending on December 31, the unaudited pro forma condensed combined balance sheet combines the historical balances of Barracuda as of February 29, 2016 with the historical balances of Sookasa as of December 31, 2015, plus pro forma adjustments. In addition, the unaudited pro forma condensed combined statement of operations combine the historical results of Barracuda for the fiscal year ended February 29, 2016 with the historical results of Sookasa for the fiscal year ended December 31, 2015, plus pro forma adjustments.
The determination and preliminary allocation of the purchase consideration used in the unaudited pro forma condensed combined financial information are based upon preliminary estimates as of the date of this report, which are subject to change during the measurement period (up to one year from the Acquisition Date) as we finalize the valuations of the net tangible and intangible assets acquired. The unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or the benefit that may result from the realization of future cost savings from operating synergies, or any revenue, tax or other synergies between Barracuda and Sookasa.
The unaudited pro forma condensed combined financial information is not necessarily indicative of, or intended to represent, the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in the periods following the acquisition may differ significantly from those reflected in the unaudited pro forma condensed combined financial information for a number of reasons, including cost saving synergies from operating efficiencies and the effect of the incremental costs incurred to integrate the two companies.
The unaudited pro forma condensed combined financial information should be read in conjunction with our historical financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended February 29, 2016 and the historical financial statements of Sookasa for the year ended December 31, 2015 contained in the Current Report on Form 8-K/A to which this exhibit relates.

BARRACUDA NETWORKS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of February 29, 2016

	Historical
	Barracuda Networks, Inc. As of February 29, 2016	Sookasa, Inc. As of December 31, 2015	Pro Forma Adjustments (See Note 4)		Pro Forma Combined
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$118,654	$961	$(326)	(a)	$119,289
Marketable securities	36,394	—	—		36,394
Accounts receivable, net of allowance for doubtful accounts	36,520	18	—		36,538
Inventories, net	5,648	—	—		5,648
Prepaid income taxes	7,645	—	—		7,645
Deferred costs	31,943	—	—		31,943
Other current assets	4,805	46	—		4,851
Total current assets	241,609	1,025	(326)		242,308
Property and equipment, net	31,910	32	—		31,942
Deferred costs, non-current	27,019	—	—		27,019
Deferred income taxes, non-current	2,992	—	—		2,992
Other non-current assets	7,293	—	—		7,293
Intangible assets, net	39,386	—	—		39,386
Goodwill	69,595	—	409	(b)	70,004
Total assets	$419,804	$1,057	$83		$420,944
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$15,939	$40	$—		$15,979
Accrued payroll and related benefits	12,371	—	83	(c)	12,454
Other accrued liabilities	19,495	167	203	(d)	19,865
Deferred revenue	235,411	172	(172)	(e)	235,411
Note payable	268	1,491	(1,491)	(f)	268
Total current liabilities	283,484	1,870	(1,377)		283,977
Long-term liabilities:
Deferred revenue, non-current	157,363	—	—		157,363
Deferred income taxes, non-current	2,478	—	—		2,478
Note payable, non-current	4,115	—	—		4,115
Other long-term liabilities	4,462	—	—		4,462
Stockholders’ deficit:
Preferred stock	—	—	—	(g)	—
Common stock	52	—	—	(g)	52
Additional paid-in capital	337,439	7,360	(7,360)	(h)	337,439
Accumulated other comprehensive loss	(4,509)	—	—		(4,509)
Accumulated deficit	(365,080)	(8,173)	8,820	(i)	(364,433)
Total stockholders’ deficit	(32,098)	(813)	1,460		(31,451)
Total liabilities and stockholders’ deficit	$419,804	$1,057	$83		$420,944
The accompanying notes are an integral part of this statement.

BARRACUDA NETWORKS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended February 29, 2016

	Historical
	Barracuda Networks, Inc. For the Year Ended February 29, 2016	Sookasa, Inc. For the Year Ended December 31, 2015	Pro Forma Adjustments (See Note 4)		Pro Forma Combined
	(in thousands, except per share data)
Revenue:
Appliance	$89,275	$—	$—		$89,275
Subscription	230,883	252	—		231,135
Total revenue	320,158	252	—		320,410
Cost of revenue	70,132	218	—		70,350
Gross profit	250,026	34	—		250,060
Operating expenses:
Research and development	71,251	1,915	—		73,166
Sales and marketing	138,324	783	—		139,107
General and administrative	47,338	470	—		47,808
Total operating expenses	256,913	3,168	—		260,081
Loss from operations	(6,887)	(3,134)	—		(10,021)
Other expense, net	(262)	(9)	9	(j)	(262)
Loss before income taxes	(7,149)	(3,143)	9		(10,283)
Benefit from (provision for) income taxes	2,727	(3)	—		2,724
Net loss	$(4,422)	$(3,146)	$9		$(7,559)
Net loss per share, basic and diluted	$(0.08)				$(0.14)
Weighted-average shares used in computing net loss per share, basic and diluted	53,070				53,070
The accompanying notes are an integral part of this statement.

BARRACUDA NETWORKS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Description of Transaction
On March 17, 2016, Barracuda completed its acquisition of Sookasa, pursuant to the terms of an Agreement and Plan of Merger for aggregate consideration of $0.3 million, which includes the settlement of the outstanding indebtedness of Sookasa with SVB Financial Group ("SVB"), and the issuance of 10,000 shares of Barracuda’s common stock to SVB in connection with such settlement. The total aggregate consideration transferred by Barracuda was approximately $0.4 million.
2. Basis of Presentation
The unaudited pro forma condensed combined balance sheet as of February 29, 2016 is presented as if the acquisition of Sookasa had occurred on February 29, 2016. The unaudited pro forma condensed combined statement of operations for the year ended February 29, 2016 is presented as if the acquisition had occurred on March 1, 2015. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results.
As Barracuda has a fiscal year ending on the last day of February and Sookasa has a fiscal year ending on December 31, the unaudited pro forma condensed combined balance sheet combines the historical balances of Barracuda as of February 29, 2016 with the historical balances of Sookasa as of December 31, 2015, plus pro forma adjustments. In addition, the unaudited pro forma condensed combined statement of operations combine the historical results of Barracuda for the fiscal year ended February 29, 2016 with the historical results of Sookasa for the fiscal year ended December 31, 2015, plus pro forma adjustments.
We have accounted for the acquisition in this unaudited pro forma condensed combined financial information using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 "Business Combinations" ("ASC 805"). In accordance with ASC 805, we used our best estimates and assumptions to assign fair value to the assets acquired and liabilities assumed at the Acquisition Date which is dependent upon certain tax studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. We have made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial information. Goodwill as of the Acquisition Date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.
The pro forma adjustments described below were developed based on Barracuda management’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Sookasa based on preliminary estimates of fair value. The final purchase consideration and the allocation of the purchase consideration may differ from that reflected in the unaudited pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized.
The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.
The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that could result from the acquisition.
3. Preliminary Purchase Consideration and Related Allocation
The following is a preliminary estimate of consideration transferred to effect the acquisition of Sookasa (in thousands):

Purchase consideration:
Cash	$250
Common stock issuance	147
$397
The following table summarizes the preliminary estimated allocation of the assets acquired and liabilities assumed based on their estimated fair values as if the acquisition had occurred on February 29, 2016, which is the assumed acquisition date for the purpose of the unaudited pro forma condensed combined balance sheet (in thousands):

Cash	$67
Accounts receivable	24
Other current assets	59
Accounts payable	(40)
Accrued payroll and related benefits	(36)
Other accrued liabilities	(86)
Goodwill	409
$397
We believe the amount of goodwill resulting from the allocation of purchase consideration is primarily attributable to the acquired assembled workforce. Goodwill is not expected to be deductible for tax purposes. In accordance with ASC 805, goodwill will not be amortized but instead will be tested for impairment at least annually and more frequently if certain indicators of impairment are present. In the event that goodwill becomes impaired, we will record an expense for the amount impaired during the fiscal quarter in which the determination is made.
The final purchase price allocation is dependent upon the finalization of tax studies still in progress. Any changes to the preliminary estimates of the fair value of the assets acquired and liabilities assumed during the measurement period (up to one year from the Acquisition Date), will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.
4. Pro Forma Adjustments
The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(a)	To record cash amount paid of $0.3 million for purchase consideration.

(b)	To record preliminary goodwill for purchase consideration in excess of fair value of net liabilities assumed in connection with the acquisition (in thousands):

To record preliminary goodwill in connection with the acquisition	$409

(c)	To reclassify accrued payroll and related benefits from other accrued liabilities (in thousands):

To reclassify Sookasa’s accrued payroll and related benefits to conform to Barracuda’s presentation	$83

(d)
To record a liability in lieu of the purchase consideration amount for common stock to be issued and to accrue for direct transaction costs incurred by Barracuda and Sookasa, offset by the reclassification of accrued payroll and related benefits from other accrued liabilities and the elimination of historical early option exercise liabilities not assumed (in thousands):

To record the fair value of the common stock to be issued for purchase consideration	$147
To accrue for estimated direct transaction costs incurred by Barracuda and Sookasa that are not reflected in the historical financial statements presented	161
To reclassify Sookasa’s accrued payroll and related benefits to conform to Barracuda’s presentation	(83)
To eliminate historical early exercise option liabilities not assumed by Barracuda	(22)
$203

(e)	To record preliminary fair value adjustment to deferred revenue (in thousands):

Fair value adjustment to deferred revenue	$(172)

(f)	To eliminate Sookasa's historical loan balance not assumed by Barracuda.

(g)	To eliminate Sookasa's historical Series A preferred stock, Founders preferred stock and common stock, which were $87, $16 and $77, respectively.

(h)	To eliminate Sookasa's historical additional paid-in capital.

(i)	To record the adjustments to accumulated deficit to reflect the combined equity structure (in thousands):

To eliminate Sookasa’s historical accumulated deficit	$8,173
To record estimated direct transaction costs that are not reflected in the historical financial statements presented for Barracuda and Sookasa	(161)
To record historical amounts related to the settlement of the outstanding indebtedness of Sookasa	808
$8,820

(j)	To eliminate historical loan related interest expenses (in thousands):

To eliminate historical loan related interest expenses	$9